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                                   UNITED STATES

                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549

                                    SCHEDULE 13G

                     UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                   SERACARE, INC.
                                  (NAME OF ISSUER)

                                    COMMON STOCK
                           (TITLE OF CLASS OF SECURITIES)

                                     817473101
                                   (CUSIP NUMBER)

                                  JANUARY 12, 1998
                      (DATE OF EVENT WHICH REQUIRES FILING OF
                                  THIS STATEMENT)

        Check the appropriate box to designate the rule pursuant to which this
        Schedule is filed:

        [ ]  Rule 13d-1(b)

        [x]  Rule 13d-1(c)

        [ ]  Rule 13d-1(d)


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CUSIP No.  817473101

1.   NAME OF REPORTING PERSON
          Nelson Teng
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)
          N/A

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)  [  ]
     (b)  [  ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.A.

NUMBER OF      5.   SOLE VOTING POWER
SHARES              380,000
BENEFICIALLY
OWNED BY       6.   SHARED VOTING POWER
EACH                N/A
REPORTING
PERSON WITH:   7.   SOLE DISPOSITIVE POWER
                    380,000

               8.   SHARED DISPOSITIVE POWER
                    N/A

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     380,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     [  ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     5.2%

12.  TYPE OF REPORTING PERSON
     IN

SEC 1745 (3-98)


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ITEM 1.

(a)  NAME OF ISSUER:

     SeraCare, Inc.

(b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     1925 Century Park East, Suite 1970
     Los Angeles, California 90067

ITEM 2.

(a)  NAME OF PERSON FILING:

     Nelson Teng

(b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     1925 Century Park East, Suite 1970
     Los Angeles, California 90067

(c)  CITIZENSHIP:

     U.S.A.

(d)  TITLE OF CLASS OF SECURITIES:

     Common Stock

(e)  CUSIP NUMBER:

     817473101

ITEM 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), check whether the person filing is a:

     N/A

ITEM 4.   OWNERSHIP:

(a)  Amount Beneficially Owned:  380,000

(b)  Percent of Class:  5.2%

(c)  Number of Shares as to Which Such Person Has:

     (i)    Sole power to vote or to direct the vote:  380,000

     (ii)   Shared power to vote or to direct the vote:  N/A

     (iii)  Sole power to dispose or to direct the disposition of:  380,000

     (iv)   Shared power to dispose or to direct the disposition of:  N/A


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ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

        N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

        N/A

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

        N/A

ITEM 9. NOTICE OF DISSOLUTION OF GROUP:

        N/A


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ITEM 10. CERTIFICATION:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              November 18, 1998

                              /s/ Nelson Teng

                              Nelson Teng


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